EXHIBIT 10.1

December 31, 1999

John S. Shropshire
656 Tally Road
Lexington, KY  40502

Dear John:

     First Security Bank of Lexington is pleased to offer you employment in the position of its President and Chief Executive Officer. Your experience and "track record" makes our decision an easy one.

 The terms of your employment are as follows:

 1.      Base Salary                $125,000

 2. Cash Incentive Bonus - A cash bonus will be accrued and paid each year based on the amount if growth in Total Resources and the amount of Net Income. Shareholders are benefited in the short term by current earnings and in the long term by the amount of resources on which earnings are derived. Thus, a matrix will be established with one axis being asset growth, and the other being Net Income. The bonus will be adjusted per the matrix if either objective is exceeded or not met. Refer to attached matrix.

 3. Incentive Stock Option Plan - Subject to Shareholder approval, the Board of Directors is in favor of granting stock options on 10,000 shares of stock which will vest at 20% per year over a five year period. The option price will be at the current market price at time of the grant. The options will be exercisable within seven years, and will be non-qualified.

 4. Health and Dental Insurance - The bank will provide this insurance benefit in accordance with present employee benefits.

 5. Life Insurance - Term Life insurance equal to $200,000 (max) will be provided, subject to reasonable procurement of such policy at a normal cost.

 6. Disability Insurance - The bank will provide this insurance benefit in accordance with the present policy, up to a monthly cap of $5,000.

 7. 401(k) - The bank will provide this benefit in accordance with present employee benefits, with 50% match by the Company on the first 7.5% of salary contributed, with a cap of $10,000 for employee contribution per IRS.

 8. Vacation - A three (3) week vacation will be provided, to be established in manner consistent with the duties of the CEO. 2 personal days and 3 floating holidays will be provided.



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 9.      Country  Club  Dues - The bank will  attempt  to  procure  a  Corporate
         Andover  Country  Club  membership  for your use.  Actual  dues will be
         reimbursed   up  to  a  maximum  of  $200  per  month.   Any   business
         entertainment expense will be reimbursed monthly as incurred.

 10. COBRA - The bank will reimburse you for any COBRA expenses while you satisfy waiting periods for the various insurance coverages mentioned above in items four, five and six.

 11. Severance Pay - Severance pay equal to 125% of annual salary in the event of "Change of Control". All options that have been granted will also immediately vest if "Change of Control" occurs. "Change of Control" is defined for these purposes as the ownership of 50% of the outstanding shares plus one share by an individual, and individuals family collectively, or by any other single entity.

 12. Early Termination - If early termination occurs for other than cause, the severance awarded would equal six months base salary.

 13. Non-Compete Agreement - A Non-Compete Agreement will be drafted which term will run for one year after separation, and will apply to all of First Security's existing customers.

 14. Employment Date - Your employment will begin at your discretion, but in no case later than April 1, 2000.

If the terms of this offer of employment meet with your approval, please sign in the space provided below within ten days, and return to me as soon as possible.

Sincerely,
/s/Julian E. Beard
Julian E. Beard
Chairman and President

/s/ John S. Shropshire                    1-3-00
    John S. Shropshire                Date Accepted
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